EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Fourth Quarter and Fiscal 2004 Operating Results

Record Sales and Net Income

Salt Lake City, UT (August 30, 2004) — IOMED, Inc. (AMEX:IOX) today reported financial results for the fourth quarter and fiscal year ended June 30, 2004. The Company posted record quarterly and annual sales and net income, as well as positive operating cash flow.

Fourth Quarter Results

For the quarter ended June 30, 2004, sales were $3,163,000, marking the third consecutive quarter of sales in excess of $3 million. Revenues from increased unit volume were offset, in part, by dealer price incentives introduced during the quarter. Gross margin was 62% compared with 64% a year ago.

Total operating expenses of $1,603,000 were down 8% from the prior-year quarter. Selling, general and administrative expenses decreased 12% during the quarter, while the Company’s investment in research and new product development increased 18%.

For the fourth quarter of fiscal 2004, net income increased 22% to $344,000, or $0.04 per diluted share, representing an 11% return on sales. This compared with net income of $282,000, or $0.04 per diluted share, a year ago. IOMED has reported net income for eight consecutive quarters.

Fiscal 2004 Operating Results

For the fiscal year ended June 30, 2004, IOMED reported sales of $12,189,000 compared with $11,935,000 a year ago. Gross margin was 62% compared with 63% a year ago. The decrease in gross profit margin was due, in part, to dealer price incentives introduced during the fourth quarter. Selling, general and administrative expenses decreased 2%, while research and development expenses decreased 15%. For fiscal 2004, IOMED reported net income of $954,000, or $0.12 per diluted share, a 22% increase over net income of $785,000, or $0.10 per diluted share, for the prior year.

IOMED generated operating cash flow of $1.4 million for fiscal 2004. Working capital increased to $8.2 million and shareholders’ equity reached $9.4 million. Total cash as of June 30, 2004 was $8.4 million.

Management Comments

“We are pleased to have reported net income over the last eight consecutive quarters, while generating over $3.1 million of operating cash flow during that period. During fiscal 2004, we increased working capital by $1.9 million and added $1 million to shareholders’ equity. Also during the year, we introduced three new products and restructured our distribution network. Looking forward, we will continue to strengthen our product line and distribution relationships and seek new opportunities to broaden our revenue base,” said Mr. Robert J. Lollini, IOMED President and CEO.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisition.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2003.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(audited)	(unaudited)
Product sales	$3,163,000	$3,120,000	$12,189,000	$11,935,000
Cost of products sold	1,216,000	1,135,000	4,607,000	4,376,000
Gross profit	1,947,000	1,985,000	7,582,000	7,559,000

Operating costs and expenses:
Selling, general and administrative	1,318,000	1,499,000	5,593,000	5,711,000
Research and development	285,000	242,000	1,050,000	1,232,000
Non-recurring items	—	—	—	(76,000)
Total operating costs and expenses	1,603,000	1,741,000	6,643,000	6,867,000

Operating income	344,000	244,000	939,000	692,000

Other income (expense):
Interest expense	(36,000)	(45,000)	(169,000)	(213,000)
Interest income and other, net	36,000	83,000	184,000	306,000

Net income	$344,000	$282,000	$954,000	$785,000

Income per share:
Basic	$0.05	$0.04	$0.15	$0.12
Diluted	$0.04	$0.04	$0.12	$0.10

Shares used in the computation of income per share:
Basic	6,579,000	6,545,000	6,559,000	6,545,000
Diluted	7,906,000	7,539,000	7,708,000	7,497,000

	June 30,	June 30,
Consolidated Balance Sheet	2004	2003
	(unaudited)	(audited)
Cash and cash equivalents	$7,338,000	$5,921,000
Working capital, net	$8,173,000	$6,263,000
Restricted cash	$1,062,000	$1,689,000
Total assets	$12,511,000	$12,491,000
Long-term obligations	$1,368,000	$1,971,000
Accumulated deficit	$(32,157,000)	$(33,111,000)
Shareholders’ equity	$9,443,000	$8,416,000

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

	Twelve Months Ended
	June 30, 2004	2003
	(unaudited)
Cash flows from operating activities
Net income	$954,000	$785,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	954,000	955,000
Other non-cash charges	—	(76,000)
Changes in operating assets and liabilities:
Accounts receivable	(47,000)	(107,000)
Inventories	(68,000)	(146,000)
Prepaid expenses	26,000	(5,000)
Trade accounts payable	(56,000)	195,000
Other accrued liabilities	(353,000)	64,000
Net cash provide by operating activities	1,410,000	1,665,000

Cash flows from investing activities
Purchases of equipment and furniture	(95,000)	(200,000)

Cash flows from financing activities
Change in restricted cash balance	627,000	590,000
Proceeds from exercise of stock options	73,000	—
Payments on long-term obligations	(598,000)	(556,000)
Net cash used in financing activities	102,000	34,000

Net increase in cash and cash equivalents	1,417,000	1,499,000

Cash and cash equivalents at beginning of period	5,921,000	4,422,000

Cash and cash equivalents at end of period	$7,338,000	$5,921,000